                                                                    EXHIBIT 21.1


                                   CALMAT CO.
                           SUBSIDIARIES OF REGISTRANT
                               DECEMBER  31, 1996

                                                        PERCENTAGE OF
                                                        STOCK OR
                                      ORGANIZED UNDER   INTEREST OWNED
NAME OF COMPANY                       THE LAWS OF       BY REGISTRANT
-----------------------------------------------------------------------
CalMat Co. of Arizona                 Arizona           100%
CalMat Co. of New Mexico              New Mexico        100%
CalMat Co. of Central California      California        100%
CalMat Land Co.                       California        100%
CalMat Properties Co.                 California        100%